EXHIBIT 21.1

SUBSIDIARIES OF IRIDIUM COMMUNICATIONS INC.

Subsidiary	Jurisdiction of Organization

Iridium Holdings LLC	Delaware

Iridium Satellite LLC	Delaware

Iridium Constellation LLC	Delaware

Iridium Government Services LLC	Delaware

Iridium Carrier Holdings LLC	Delaware

Iridium Carrier Services LLC	Delaware